FOR IMMEDIATE RELEASE
Contact:  Maurice H. Sullivan Jr.
(617) 254-0707

Peoples Federal Bancshares, Inc.
Completes Stock Offering and Conversion

Brighton, Massachusetts July 6, 2010 – Peoples Federal Bancshares, Inc., the holding company for Peoples Federal Savings Bank, announced that it completed its stock offering in connection with the mutual to stock conversion of Peoples Federal MHC on Tuesday, July 6, 2010.  Shares of Peoples Federal Bancshares, Inc. are expected to begin trading on Wednesday, July 7, 2010, on the NASDAQ Capital Market under the symbol “PEOP.”

The company sold 6,612,500 shares of common stock at $10.00 per share in its subscription offering and contributed an additional 529,000 shares of its common stock to Peoples Federal Savings Bank Charitable Foundation, a not-for-profit charitable foundation that Peoples Federal Savings Bank has established in connection with the stock offering and conversion.

As previously announced, the stock offering was oversubscribed by eligible account holders of Peoples Federal Savings Bank (i.e., depositors having eligible accounts as of December 31, 2008).

If you are an eligible account holder (i.e., a Peoples Federal Savings Bank depositor having an eligible account as of December 31, 2008), and would like to confirm your allocation, please contact the Conversion Center at (617) 254-1340.  The allocation information will be available through July 9, 2010.  For other questions, please contact the Conversion Center at (617) 254-1340.  Stock certificates and subscription refunds are currently being processed.

The subscription offering was managed by Sandler O’Neill & Partners, L.P.  Luse Gorman Pomerenk & Schick, P.C. acted as counsel to Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank. Bingham McCutchen LLP acted as counsel to Sandler O’Neill.

Peoples Federal Savings Bank, a federally chartered, FDIC-insured savings bank, was organized in 1888.  The Bank is headquartered in Brighton, Massachusetts and provides financial services to individuals, families and businesses in the Boston metropolitan area through its six banking offices located in Suffolk County and Norfolk County, Massachusetts.

This news release contains certain forward-looking statements about the proposed stock offering of Peoples Federal Bancshares, Inc.  These include statements regarding the anticipated completion date of the stock issuance, the trading market for the shares of common stock and the processing of subscription refunds.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in general economic conditions, legislative and regulatory changes and changes in the securities markets.

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